Exhibit 5.1

Microsoft Corporation	Tel 425 882 8080
One Microsoft Way	Fax 425 706 7329
Redmond, WA 98052-6399	www.microsoft.com

October 30, 2018

Microsoft Corporation

One Microsoft Way

Redmond, WA 98052

Ladies and Gentlemen:

I am Deputy General Counsel, Corporate, External, and Legal Affairs, and Assistant Secretary of Microsoft Corporation, a Washington corporation (the “Company”). I have acted in such capacity in connection with the registration of 52,695,909 shares (the “Shares”) of common stock, par value $.00000625 per share, of the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on a Registration Statement on Form S-3 (the “Registration Statement”), relating to the sales, if any, of the Shares by the selling stockholders referenced therein.

I have examined the Registration Statement, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares being registered are legally issued, fully paid and nonassessable under the Washington Business Corporation Act.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/	Keith R. Dolliver

Keith R. Dolliver, Esq.
Deputy General Counsel, Corporate, External,
and Legal Affairs, and Assistant Secretary